Exhibit 10.3

Radian Group Inc. Pension Plan

Amended and Restated Effective January 1, 1997

Amendment No. 6

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Pension Plan (the “Plan”) amended and restated in its entirety effective January 1, 1997 for the benefit of its eligible employees and the eligible employees of the Participating Employers; and

WHEREAS, the Company, pursuant to the provisions of Section 15.1 of the Plan, has the ability to amend the Plan by action of the Executive Vice President – Human Resources; and

WHEREAS, the Company desires to clarify the determination and calculation of certain retirement benefits in connection with the Plan’s termination, effective June 1, 2007; and

WHEREAS, the Company finds that it is necessary at this time to revise the Plan to reflect certain mandatory legislative changes in connection with the Plan’s termination, effective June 1, 2007.

NOW, THEREFORE, the Plan is hereby amended, effective January 1, 2007, except as otherwise specified below, in the following respects:

1.	Article VI shall be amended by revising Section 6.8(a) to read as follows (new language noted in bold text):

“6.8 Special Distribution Options.

(a)

Immediate Lump Sum – Notwithstanding any provision in the Plan to the contrary, Participants who are Employees of the Company, a Participating Employer or any Affiliate at any time between December 31, 2006 and June 1, 2007 shall be eligible to elect, in lieu of any other available form of benefit and only in connection with the Plan termination, to receive an immediate single lump sum payment. Such election shall be made at the time and in the manner prescribed by the Plan Administrator. Additionally, such election shall be made in accordance with the requirements of this Article VI and any additional procedures established by the Plan Administrator in connection with the termination of the Plan. In the absence of an election within the applicable election period, the Participant shall be deemed to have elected to defer payment commencement until a later date (if allowed). The single lump sum payment option described in this paragraph must be elected when initially offered. This option will not be available after annuity contracts are purchased in connection with the termination of the Plan.

Participants who satisfy the employment requirements listed above but who otherwise elect to retire and commence receiving benefits prior to the date that the immediate lump sum option becomes available shall remain eligible to elect such lump sum option when offered in connection with the termination. Similar to other Participants eligible to receive an immediate lump sum under this Section, this specific group of retired Participants shall be notified (in the time and manner prescribed by the Plan Administrator) of their right to elect to receive the remainder of their unpaid benefit in the form of an immediate lump sum payment. The lump sum shall be determined based on the Actuarial Equivalent value of their remaining benefits in the form of payment currently being paid. If such retired Participant does not affirmatively elect to receive a lump sum at that time, payments will continue in the form initially selected and no future changes in payment form will be permitted.

Notwithstanding the foregoing, for participants who satisfy the employment requirements listed above but who have not commenced receiving benefits prior to the date that the immediate lump sum option becomes available, the lump sum payment under this Section shall be equal to the present value of the benefit, using the Actuarial Equivalent assumptions applicable for lump sum payments, that the Participant could have received under Section 5.2; provided, however, the actuarial reduction factors for early payment under Section 5.2 shall be applicable after the Participant’s Early Retirement Date which the Participant shall be deemed to reach at the end of the earliest possible Employment Year in which the Participant satisfied the applicable age and service requirements under Section 4.2 (determined as if the Participant continued employment through that date).

In determining the present value of the benefit for a Participant who either has not reached or will not reach his or her Normal Retirement Date (as defined under Section 4.1) by the date of their 65th birthday, such Participant’s Normal Retirement Date will be determined for the purposes of this Section 6.8 only, as if the Participant continued employment through the end of the earliest Employment Year during which the Participant would have completed five Years of Service (as defined under Section 1.36).”

2.	Article XIV shall be amended by adding the following new paragraphs to the end of Section 14.1 to read as follows:

“In applying the limitations of Code Section 415 to the maximum benefits payable under the Plan, adjustments are made to the limits expressed under Code Section 415(b) if payments are made in a form other than a Single Life Annuity. Effective solely for distributions starting in Plan Years beginning on January 1, 2004 or January 1, 2005, for payment forms subject to Code Section 417(e)(3), such adjustments to the limits expressed under Code Section 415(b) shall be made using the greater of the following interest rates: 5.5 percent or the Applicable Interest Rate specified in Section 1.2 (“Actuarial Equivalent”) of the Plan for calculating lump sums.

Effective for distributions made on or after January 1, 2006, for payment forms subject to Code Section 417(e)(3), such adjustments to the limits expressed under Code Section 415(b) shall be made using the greatest of the following interest rates: 5.5 percent, the rate that provides a benefit of not more than 105 percent of the benefit that would be provided if the applicable interest rate (as defined in Code Section 417(e)(3)) was the interest rate assumption, or the Applicable Interest Rate specified in Section 1.2 (“Actuarial Equivalent”) of the Plan for calculating lump sums.”

WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 6 to be executed by its duly authorized party this 10 day of April, 2007.

Radian Group Inc.

By:	/s/ Robert E. Croner
Title:	EVP, Human Resources